Press Release
Exhibit 99.1
COTT REPORTS Q3 RESULTS
•	Reported loss per share of $0.08

•	$15.1 million pre-tax charges for previously announced restructuring

•	Gross margin of 9.8%

•	International business unit revenue up 14.1% over prior year third quarter

•	Update on strategic review process
(All information in U.S. dollars)
TORONTO, October 25, 2007 — Cott Corporation (NYSE:COT; TSX:BCB), the world’s largest retailer brand soft drink provider, announced today its results for the third quarter ended September 29, 2007.

THIRD QUARTER CONSOLIDATED RESULTS
Third quarter volume was 309.9 million eight-ounce equivalent cases, up 0.7% compared to the third quarter of 2006, with international growth being partially offset by declines in North America. The North American volume decline was primarily due to continued softness in the carbonated soft drink segment, the impact of price increases and increased promotional activity by national brands. Also impacting volume was unseasonably wet weather and a voluntary product recall related to the start-up of a second aseptic line, both in the U.K.
Revenues in the quarter were $464.6 million, down 2.3% from $475.5 million in the third quarter of the prior fiscal year. Excluding the impact of foreign exchange, revenues declined 5% compared to the prior year period. The revenue decline was driven by North America.
Third quarter gross margin was 9.8%, compared to 13.0% in the prior year third quarter. The decline was the result of high ingredient and packaging costs in the quarter, which were not offset by sufficient price increases, higher operating costs related to the transition of production out of recently closed plants, and the impact of the voluntary product recall in the U.K.
Restructuring and asset impairment charges for the quarter amounted to $15.1 million pre-tax. This related to the previously announced closure of the plant in Wyomissing, Pennsylvania and office consolidations.
Net loss in the third quarter was $5.8 million (or $0.08 per diluted share), compared to net income of $6.6 million (or $0.09 per diluted share) in the third quarter of 2006.

Press Release

Key Indicators At-A-Glance
	3rd Quarter		Year-to-Date
	2007	2006	2007	2006
Volume (8oz MM)	309.9	307.6	967.9	966.2
Revenue ($MM)	$464.6	$475.5	$1,363.2	$1,371.7
Gross Margin	9.8%	13.0%	11.6%	13.6%
Restructuring, Assets Impairment & Other Charges ($MM)	$15.1	$9.3	$24.4	$15.0
Operating (Loss) Income ($MM)	($3.8)	$11.9	$18.1	$42.6
Reported EPS	($0.08)	$0.09	$0.05	$0.17

“We are disappointed by our performance in the third quarter,” said Brent Willis, Cott’s Chief Executive Officer. “As a result, we are focusing our efforts in North America on fewer, more impactful initiatives, including our new water strategy, selected new channel and product opportunities, and pricing actions that should further the North American business unit turnaround and reignite growth.”

THIRD QUARTER BUSINESS UNIT HIGHLIGHTS
North American revenues declined 7.7% when compared to the third quarter of 2006, due to continued softness in the carbonated soft drink segment, the impact of price increases, increased promotional activity by national brands and delays in the introduction of new products.
The International business unit continued to deliver strong revenue growth, up 14.1% compared to the same period last year, or up 7.1% excluding the impact of foreign exchange. International growth was hindered by underperformance in the U.K. driven by aseptic line start-up issues, a voluntary product recall and unseasonably wet weather.
“Execution of our new product and new channel expansion in North America was slower in the quarter than we had anticipated,” added Willis. “However, with our recent shift to Customer Development Solution Teams in North America and focused leadership under Rick Dobry, we are starting to see traction in these two critical areas.”
“We are working to accelerate our international scale and growth to be more substantial contributors to the overall company. We are continuing to fill key positions and to add new talent to our international team to enable Cott to capture the many opportunities available to us.”

OTHER THIRD QUARTER FINANCIAL INFORMATION
Selling, general and administrative (SG&A) expenses decreased 16% to $34.2 million, as compared to $40.8 million in last year’s third quarter. During the quarter the Company reversed $6.2 million of accruals related to its pay-for-performance compensation plans as it is no longer probable that these incentives will be paid.
Third quarter operating loss was $3.8 million, compared to operating income of $11.9 million in the prior year third quarter.

Press Release

YEAR-TO-DATE PERFORMANCE
On a year-to-date basis, volume was flat and revenue was down 1% compared to the same period in the prior year. North American volume and revenue declines were partially offset by gains in the International business unit, where there was continued growth despite operational issues in the U.K. When foreign exchange is excluded, revenue for the first nine months of 2007 declined 3%.
Gross margin for the first nine months of 2007 was 11.6% compared to 13.6% in 2006, primarily due to higher ingredient and packaging costs. SG&A expenses decreased in the first nine months of the year to $116.5 million, compared to $129.4 million in the same period last year.
Year-to-date operating income was $18.1 million, compared to $42.6 million in the first nine months of the prior year. Restructuring, asset impairments and other charges in the period were $24.4 million due to the Wyomissing plant closure and office consolidations, compared to $15 million in the prior year.
Cott recorded an income tax benefit of $8.5 million for the nine months of 2007, compared to a provision of $4.4 million for the nine months of 2006.
Net income in the first nine months of the year was $3.7 million or $0.05 per diluted share, compared to $12.1 million or $0.17 per diluted share in the first nine months of 2006.

PERFORMANCE AGAINST BUSINESS MODEL
Cott remains confident in its long-term business model. This is supported by the progress in four key areas:
1.	We proactively covered most of our commodity costs for the bulk of 2008. This will reduce our exposure to commodity price volatility.
2.	We continue to implement pricing programs with our retail partners to address the current commodity cost environment.
3.	We are rolling out our new product portfolio, which is focused on the high growth, high margin categories of teas, energy drinks and flavored waters. As an example, we recently started distribution of an exclusive energy drink to a large North American convenience store operator.
4.	We are currently acquiring and installing new equipment to support our bottled water business, which will result in significantly lower production costs. This program is expected to be completed by mid-to-late 2008.
“We are closely tracking these key initiatives to achieve the planned growth and profit objectives,” added Brent Willis, Cott’s CEO.

Press Release

UPDATE ON STRATEGIC REVIEW PROCESS
Cott also announced that the Board’s previously disclosed strategic review process, which was commenced earlier this year in the context of anticipated soft drink industry consolidation, has been concluded. The Company does not currently expect that any transaction will result from that process.
“Having completed its review of strategic alternatives, the Board endorses management’s direction and believes in management’s capability to deliver planned results and position the Company for future growth,” said Frank Weise, Cott’s Chairman.
Third Quarter Results Conference Call
Cott Corporation will host a conference call today, Thursday, October 25, at approximately 10 AM ET to discuss third quarter financial results.
For those who wish to listen to the presentation, there is a listen-only, dial-in telephone line, which can be accessed as follows:

North America: International:	(866) 249-1964 (416) 644-3417
Webcast
To access Cott’s third quarter conference call with analysts over the Internet, please visit the Company’s website at http://www.cott.com. Please log on 15 minutes early to register, download, and install any necessary audio/video software. For those who are unable to access the live broadcast, a replay will be available at Cott’s website until November 8, 2007.
About Cott Corporation
Cott Corporation is one of the world’s largest non-alcoholic beverage companies and the world’s largest retailer brand soft drink company. The Company commercializes its business in over 60 countries worldwide, with its principal markets being the United States, Canada, the United Kingdom and Mexico. Cott markets or supplies over 200 retailer and licensed brands, and Company-owned brands including Cott, RC, Vintage, Vess and So Clear. Its products include carbonated soft drinks, sparkling and flavored waters, energy drinks, sports drinks, juices, juice drinks and smoothies, ready-to-drink teas, and other non-carbonated beverages. The Company’s website is www.cott.com. The brand names and trademarks referenced in this press release are trademarks of Cott Corporation, its affiliated companies, our customers, or other third parties.
Safe Harbor Statements
This press release contains or refers to forward-looking statements reflecting management’s current expectations regarding future results of operations, economic performance, financial condition and achievements of the Company. The forward-looking statements are based on the assumption that volume and revenue will be consistent with historical trends, that margins will improve through a balance of revenue realization and cost containment, and that interest rates will remain constant and debt levels will decline, and, in the case of the statements relating to new product introductions and capacity increases, on management’s current plans and estimates.

Press Release
Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate. Forward-looking statements, specifically those concerning future performance such as those relating to the success of the Company’s measures to increase volume and revenue, reduce costs and increase operating income, obtain capacity increases, and introduce new products are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties are detailed from time to time in the Company’s filings with the appropriate securities commissions, and include, without limitation, stability of procurement costs for raw and packaging materials, the Company’s ability to restore plant efficiencies and reduce logistics and other costs, adverse weather conditions, competitive activities by other brand beverage manufacturers, the Company’s ability to develop new products that appeal to consumer tastes, the Company’s ability to identify acquisition candidates, successfully consummate acquisitions and integrate acquired businesses into its operations, fluctuations in currency versus the U.S. dollar, the uncertainties of litigation and regulatory review, loss of key customers and retailers’ continued commitment to their Company-supplied beverage programs. The foregoing list of factors is not exhaustive. The Company undertakes no obligation to publicly update or revise any forward-looking statements.
(Financial tables in Exhibits 1-5 attached)

COTT CONTACT:
Edmund O’Keeffe	Tel: (905) 672-1900 ext. 19216

EXHIBIT 1
COTT CORPORATION
CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(in millions of US dollars except per share amounts, US GAAP)
Unaudited

	For the three months ended		For the nine months ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006
Revenue	$464.6	$475.5	$1,363.2	$1,371.7
Cost of sales	418.9	413.5	1,204.4	1,184.7

Gross profit	45.7	62.0	158.8	187.0

Selling, general and administrative expenses	34.2	40.8	116.5	129.4
Loss (gain) on disposal of property, plant & equipment	0.2	—	(0.2)	—
Restructuring, asset impairments and other charges
Restructuring	14.2	9.4	23.5	11.2
Asset impairments (recovery)	0.9	(0.1)	0.9	1.2
Other	—	—	—	2.6

Operating (loss) income	(3.8)	11.9	18.1	42.6

Other income, net	(0.8)	(0.2)	(3.1)	(0.4)
Interest expense, net	8.4	7.8	24.1	23.5
Minority interest	0.4	0.9	1.9	3.0

(Loss) income before income taxes	(11.8)	3.4	(4.8)	16.5

Income tax (recovery) expense	(6.0)	(3.2)	(8.5)	4.4

Net (loss) income	$(5.8)	$6.6	$3.7	$12.1

Volume - 8 oz equivalent cases	309.9	307.6	967.9	966.2
- Filled Beverage	220.8	238.0	650.6	688.5

Net (loss) income per common share
Basic	$(0.08)	$0.09	$0.05	$0.17
Diluted	$(0.08)	$0.09	$0.05	$0.17

Weighted average outstanding shares
Basic	71,871,330	71,731,245	71,818,002	71,719,322
Diluted	71,883,264	71,988,667	71,845,899	71,765,858

EXHIBIT 2
COTT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions of US dollars, US GAAP) Unaudited

	For the three months ended		For the nine months ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006
Operating Activities
Net (loss) income	$(5.8)	$6.6	$3.7	$12.1
Depreciation and amortization	17.7	19.0	53.3	57.4
Amortization of financing fees	0.3	0.3	0.8	0.8
Share-based compensation expense	(2.3)	2.8	2.6	7.4
Deferred income taxes	2.0	(3.4)	5.4	3.2
Increase in other income tax liabilities	3.4	—	3.9	—
Minority interest	0.4	0.9	1.9	3.0
Loss (gain) on disposal of property, plant & equipment	0.2	—	(0.2)	—
Asset impairments (recovery)	0.9	(0.1)	0.9	1.2
Non-cash contract loss	12.5	4.4	12.5	4.4
Other non-cash items	1.0	1.8	1.6	2.3
Net change in non-cash working capital	7.0	23.3	(38.4)	(8.1)

Cash provided by operating activities	37.3	55.6	48.0	83.7

Investing Activities
Additions to property, plant and equipment	(14.1)	(6.8)	(50.4)	(23.5)
Additions to intangibles and other assets	(1.3)	(1.3)	(3.0)	(7.0)
Proceeds from disposal of property, plant & equipment	(0.1)	0.4	0.7	1.9

Cash used in investing activities	(15.5)	(7.7)	(52.7)	(28.6)

Financing Activities
Payments of long-term debt	(0.6)	(0.3)	(2.2)	(0.8)
Short-term borrowings	(21.0)	(26.3)	1.1	(43.0)
Distributions to subsidiary minority shareowner	(1.6)	(1.8)	(2.9)	(3.6)
Issue of common shares	—	0.3	0.5	0.3
Other financing activities	(0.1)	—	(0.3)	(0.1)

Cash used in financing activities	(23.3)	(28.1)	(3.8)	(47.2)

Effect of exchange rate changes on cash	—	0.1	—	0.1

Net (decrease) increase in cash	(1.5)	19.9	(8.5)	8.0

Cash, beginning of period	6.4	9.8	13.4	21.7

Cash, end of period	$4.9	$29.7	$4.9	$29.7

EXHIBIT 3
COTT CORPORATION
CONSOLIDATED BALANCE SHEETS
(in millions of US dollars, US GAAP)
Unaudited

	September 29, 2007	December 30, 2006

ASSETS
Current assets
Cash	$4.9	$13.4
Accounts receivable	211.0	187.0
Income taxes recoverable	37.3	17.8
Inventories	145.3	131.2
Prepaid and other expenses	12.3	10.3
Deferred income taxes	13.8	11.7

	424.6	371.4

Property, plant and equipment	391.8	360.2
Goodwill	165.6	158.4
Intangibles and other assets	236.1	250.7
Deferred income taxes	13.3	—

	$1,231.4	$1,140.7

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities
Short-term borrowings	$114.5	$107.7
Current maturities of long-term debt	2.0	2.0
Income taxes payable	0.7	—
Accounts payable and accrued liabilities	200.0	186.5

	317.2	296.2

Long-term debt	275.8	275.2
Other long-term liabilities	12.4	—
Deferred income taxes	56.4	48.2
Other tax liabilities	39.3	11.5

	701.1	631.1

Minority interest	19.9	20.9

Shareowners’ equity
Capital stock	275.0	273.4
Restricted shares	(0.5)	(0.7)
Additional paid-in-capital	27.4	29.8
Retained earnings	168.1	168.7
Accumulated other comprehensive income	40.4	17.5

	510.4	488.7

	$1,231.4	$1,140.7

EXHIBIT 4
COTT CORPORATION
SEGMENT INFORMATION
(in millions of US dollars, US GAAP)
Unaudited

	For the three months ended		For the nine months ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006
Revenue
North America	$329.9	$357.5	$990.0	$1,053.4
International	134.7	118.0	373.2	318.3

	$464.6	$475.5	$1,363.2	$1,371.7

Operating (loss) income
North America	$(10.2)	$6.7	$(6.5)	$24.6
International	6.4	5.2	24.6	18.0

	$(3.8)	$11.9	$18.1	$42.6

EXHIBIT 5
COTT CORPORATION
SUPPLEMENTARY INFORMATION — NON GAAP MEASURES
(in millions of US dollars, except per share amounts)
Unaudited

Change in revenue excluding foreign exchange
	For the three months ended			For the nine months ended
	September 29, 2007			September 29, 2007
	Cott	North America	International	Cott	North America	International
Change in revenue	$(10.9)	$(27.6)	$16.7	$(8.5)	$(63.4)	$54.9
Impact of foreign exchange	(11.8)	(4.1)	(7.7)	(28.1)	(4.9)	(23.2)

Change excluding foreign exchange	$(22.7)	$(31.7)	$9.0	$(36.6)	$(68.3)	$31.7

Percentage change excluding foreign exchange	(5%)	(9%)	7%	(3%)	(6%)	9%